UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2004

BLYTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13026	36-2984916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One East Weaver Street, Greenwich, Connecticut	06831
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code (203) 661-1926

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

In connection with its audit of the financial statements of the Company as of January 31, 2004 and for the year then ended, PricewaterhouseCoopers LLP (“PwC”) as the then independent accountants of the Company, advised the Company in early April, 2004, that it believed that the Company’s then current designation of two reporting segments did not comply with the requirements of Statement of Financial Accounting Standards No. 131 (“Disclosures about Segments of an Enterprise and Related Information”), a position with which the Company did not agree.

In response to PwC’s advice that it believed that the Company’s designation of two reporting segments did not comply with the requirements of SFAS 131, the Company reevaluated its reporting segments as at the end of each of its fiscal years ended January 31, 2004, 2003 and 2002.  As a result of such reevaluation, the Company determined to report its financial results in five reporting segments in fiscal 2004, and four reporting segments in fiscal 2003 and fiscal 2002.  This revision of segments had the related effect of requiring changes in the Company’s reporting units for purposes of goodwill impairment reviews under Statement of Financial Accounting Standards No. 142 (“Goodwill and Other Intangible Assets”), retroactive to the February 1, 2002 adoption date of SFAS 142.  This resulted in the need to perform impairment reviews of several additional reporting units as of February 1, 2002, and each subsequent year-end balance sheet date thereafter.  These impairment reviews have indicated the need to record additional impairment charges as of the February 1, 2002 adoption of SFAS 142, specifically to write off $20.9 million in goodwill associated with the 1999 acquisition of the Gies Group and $6.3 million in goodwill associated with the 1999 acquisition of the Colony Group.  Both of these businesses are components of the Wholesale Home Fragrance reporting segment.  The Company’s fiscal 2003 financial statements have been restated to reflect the recording of these $27.2 million in goodwill impairment charges as part of the cumulative effect of adopting SFAS 142 as of February 1, 2002.  The Company’s fiscal 2003 financial statements, as restated, appear in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2004, which was filed with the Commission on April 30, 2004.

The Company intends to file as soon as practicable, but not later than June 30, 2004, amendments to its quarterly reports on Form 10-K for the fiscal quarters ended April 30, 2003, July 31, 2003 and October 31, 2003, in which it will restate its financial statements for the corresponding quarters of the Company’s fiscal 2003.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLYTH, INC.

Date: May 3, 2004	By:	/s/ Bruce D. Kreiger
Name: Bruce D. Kreiger
Title: Vice President & General Counsel